Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5940	Exhibit 99.1

FOR IMMEDIATE RELEASE	August 7, 2012

PG&E CORPORATION REPORTS SECOND QUARTER RESULTS

(San Francisco) – PG&E Corporation's (NYSE: PCG) second quarter 2012 net income after dividends on preferred stock (also called "income available for common shareholders") was $235 million, or $0.55 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $362 million, or $0.91 per share, for the second quarter of 2011.
The decrease in quarterly GAAP results year-over-year is explained by several factors. The year-ago period included an additional quarter of incremental revenues, reflecting the April and May 2011 approvals of the utility’s Gas Transmission and Storage Case and 2011 General Rate Case, both of which were retroactive to the beginning of the year. The results also reflected higher pipeline-related costs this quarter and an additional provision for third-party claims.
GAAP results include costs related to natural gas matters that management does not consider part of normal, ongoing operations (an item impacting comparability), totaling $183 million pre-tax, or $0.26 per share.
The item included $128 million pre-tax, or $0.18 per share, during the quarter for continuing work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses following the September 2010 San Bruno pipeline accident. This brings the total costs for natural gas pipeline-related actions since the accident to approximately $775 million, all of which have been incurred at shareholders’ expense.
In addition, the item included an accrual of $80 million pre-tax, or $0.11 per share, for third-party liability claims, primarily reflecting the recent resolution of a number of significant cases.  Provisions taken to date for third-party liability claims now total $455 million.  The item also reflected the benefit of $25 million pre-tax, or $0.03 per share, of insurance recoveries for third-party liability, bringing total insurance recoveries to $135 million since the accident.  PG&E continues to expect that a significant portion of its third-party liability costs will be recovered through insurance.
“We successfully accomplished the work we planned for the second quarter, and we’re following through on our commitments to improve system safety and reliability, in line with our back-to-basics strategy,” said Chairman, CEO and President Tony Earley. “Our major priorities continue to be resolving outstanding gas-related issues, positioning the company for long-term success and rebuilding relationships with our stakeholders.”

Earnings from Operations
On a non-GAAP basis, excluding the item impacting comparability, PG&E Corporation’s earnings from operations for the second quarter were $343 million, or $0.81 per share. During the same period in 2011, earnings from operations were $406 million, or $1.02 per share.
The quarter-over-quarter difference reflects several factors. Most significantly, $0.13 per share of the decrease is attributable to the timing of the approvals for the 2011 General Rate Case and the Gas Transmission and Storage Case, as discussed above. In addition, $0.09 per share of the decrease is due to incremental spending on operational improvements being made across the utility, in keeping with previously announced plans for 2012, and $0.06 per share of the decrease is due to a greater number of common shares outstanding. These items were partially offset by a $0.05 per share increase due to additional revenue from capital investments authorized by the California Public Utilities Commission, and a $0.02 per share increase for smaller items.

2012 Earnings Guidance
PG&E Corporation is maintaining its previously issued 2012 guidance range for non-GAAP earnings from operations of $3.10 to $3.30 per share.  This range previously assumed $200 million of incremental spending on operational improvements across the utility, which is now expected to be approximately $250 million.  However, the increase in the spending level is expected to be offset by other factors.
Reflecting the additional $80 million accrual for third-party liability during the quarter and the $25 million of insurance recoveries, 2012 GAAP earnings guidance is now updated to $1.83 to $2.41 per share, compared with the previous range of $1.80 to $2.49 per share.
The company’s range for 2012 pipeline-related costs is unchanged at $450 million to $550 million pre-tax. The company’s updated range for third-party liability claims this year is $80 million to $225 million pre-tax. The low end of the range for 2012 now reflects the $80 million accrual in the second quarter and corresponds to the total accrual of $455 million since the accident. The high end of the range for 2012 is unchanged and corresponds to the upper end of the range for third-party liability claims since the accident, which remains at $600 million.
Guidance is based on various assumptions, including the level of capital expenditures, authorized rate base and return on equity.  In addition, it assumes that PG&E Corporation will issue approximately $700 million of common stock in 2012 consistent with the company’s capital expenditures, pipeline-related costs, and other factors described above. Approximately $570 million of equity has been issued through the second quarter.  Guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.
PG&E Corporation discloses historical financial results and provides guidance based on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

2013 and 2014 Financial Profile
In conjunction with its results and guidance, PG&E Corporation is also providing information on certain factors that will affect financial performance in 2013 and 2014.  These include the company’s capital expenditures, the level of authorized rate base upon which the company earns a return, its authorized return on equity, operational spending levels, issuance of additional equity and other factors.
The company’s earnings per share in 2013 and 2014 will depend on the resolution of various regulatory and legal proceedings related to its natural gas pipeline operations, the outcome of the 2013 Cost of Capital proceeding, and the outcome of the 2014 General Rate Case. The company is seeking recovery of a significant portion of its planned gas pipeline costs in its Pipeline Safety Enhancement Plan, but will continue to absorb costs for certain work outside the scope of the plan in 2013 and 2014. In addition, the company expects future incremental equity needs will be significantly higher than would be satisfied by its 401k and dividend reinvestment plans as a result of higher capital expenditures, year-over-year changes in cash flows, the potential expiration of bonus depreciation, future unrecovered gas pipeline costs, and other factors.

Supplemental Financial Information
In addition to the financial information accompanying this release, slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2012/120807press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results
Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 8:00 p.m. Eastern Time, August 21, 2012, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the replay pin 23820 will be required to access the replay.

Management's statements regarding guidance for PG&E Corporation’s future financial results and earnings from operations per common share, the assumptions underlying management’s guidance, and general earnings sensitivities, constitute forward-looking statements that are necessarily subject to various risks and uncertainties.  These statements reflect management’s judgment and opinions which are based on current expectations and various assumptions, estimates, and projections, the realization or resolution of which may be outside of management’s control.  PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include:

•
the ultimate amount of civil or criminal penalties the Utility may pay in connection with the pending investigations and enforcement matters related to the San Bruno accident and the Utility’s natural gas operations; the ultimate amount of third-party claims associated with the San Bruno accident and the timing and amount of related insurance recoveries; and the amount of any punitive damages, if any, the Utility may incur related to these third-party claims;

•	the outcome of regulatory proceedings and the extent to which the Utility is authorized to recover costs incurred to improve the safety and reliability of its natural gas operations;

•
the ultimate amount of additional costs the Utility incurs in 2012 and 2013, for incremental work to improve the safety and reliability of its electric and gas operations, that are not recovered through rates;

•
whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered, and may suffer in the future, due to the San Bruno accident and the related civil litigation, the occurrence of adverse developments in the CPUC investigations or the criminal investigation, including any finding of criminal liability;

•
the level of equity contributions that PG&E Corporation must make to the Utility to enable the Utility to maintain its authorized capital structure as the Utility incurs charges and costs, including costs associated with natural gas matters and penalties imposed in connection with the pending investigations, that are not recoverable through rates or insurance;

•
the impact of environmental remediation laws, regulations, and orders; the ultimate amount of costs incurred to discharge the Utility’s known and unknown remediation obligations; the extent to which the Utility is able to recover compliance and remediation costs from third parties or through rates or insurance; and the ultimate amount of costs the Utility incurs in connection with environmental remediation liabilities that are not recoverable through rates or insurance, such as the remediation costs associated with the Utility’s natural gas compressor station site located near Hinkley, California;

•
the impact of events that cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and subject the Utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the Utility;

•
whether the Utility’s information technology, operating systems and networks, continue to function accurately; whether the Utility is able to protect its operating systems and networks from damage, disruption, or failure caused by cyber-attacks, computer viruses, or other hazards; whether the Utility’s security measures are sufficient to protect confidential customer, vendor, and financial data contained in such systems and networks from unauthorized access and disclosure; and whether the Utility can continue to rely on third-party vendors and contractors that maintain and support some of the Utility’s operating systems;

•	the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms; and

•	the other factors and risks discussed in PG&E Corporation and the Utility’s 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Operating Revenues
Electric	$ 2,931	$ 2,889	$ 5,703	$ 5,506
Natural gas	662	795	1,531	1,775
Total operating revenues	3,593	3,684	7,234	7,281
Operating Expenses
Cost of electricity	962	906	1,821	1,794
Cost of natural gas	132	258	475	766
Operating and maintenance	1,426	1,237	2,794	2,463
Depreciation, amortization, and decommissioning	606	591	1,190	1,082
Total operating expenses	3,126	2,992	6,280	6,105
Operating Income	467	692	954	1,176
Interest income	3	3	4	5
Interest expense	(176)	(174)	(350)	(351)
Other income, net	32	21	58	38
Income Before Income Taxes	326	542	666	868
Income tax provision	87	176	191	300
Net Income	239	366	475	568
Preferred stock dividend requirement of subsidiary	4	4	7	7
Income Available for Common Shareholders	$ 235	$ 362	$ 468	$ 561
Weighted Average Common Shares Outstanding, Basic	423	399	419	397
Weighted Average Common Shares Outstanding, Diluted	425	400	421	399
Net Earnings Per Common Share, Basic	$ 0.56	$ 0.91	$ 1.12	$ 1.41
Net Earnings Per Common Share, Diluted	$ 0.55	$ 0.91	$ 1.11	$ 1.41
Dividends Declared Per Common Share	$ 0.46	$ 0.46	$ 0.91	$ 0.91

Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Second Quarter, 2012 vs. 2011
(in millions, except per share amounts)

	Three months ended June 30,				Six months ended June 30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2012	2011	2012	2011	2012	2011	2012	2011

PG&E Corporation Earnings from Operations (1)	$ 343	$ 406	$ 0.81	$ 1.02	$ 715	$ 636	$ 1.70	$ 1.60
Items Impacting Comparability: (2)
Natural gas matters (3)	(108)	(44)	(0.26)	(0.11)	(205)	(75)	(0.49)	(0.19)
Environmental-related costs (4)	-	-	-	-	(42)	-	(0.10)	-
PG&E Corporation Earnings on a GAAP basis	$ 235	$ 362	$ 0.55	$ 0.91	$ 468	$ 561	$ 1.11	$ 1.41

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $183 million and $346 million, pre-tax, during the three and six months ended June 30, 2012, respectively, in connection with natural gas matters.  For the three and six months ended June 30, 2012, these amounts included pipeline-related costs to validate safe operating pressures, conduct strength testing, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system, as well as legal and regulatory costs.  These costs also included an increase in the accrual for third-party claims related to the San Bruno accident and were partially offset by insurance recoveries.  Costs incurred for the six months ended June 30, 2012 also included a contribution to the City of San Bruno.  There were no additional charges incurred during these periods related to penalties.

(pre-tax)	Three months ended June 30, 2012	Six months ended June 30, 2012
Pipeline-related costs	$ (128)	$ (232)
Contribution to City of San Bruno	-	(70)
Third-party liability claims	(80)	(80)
Insurance recoveries	25	36
Natural gas matters	$ (183)	$ (346)

(4)
During the six months ended June 30, 2012, the Utility recorded a charge of $42 million, after-tax, for environmental remediation costs associated with the Utility's natural gas compressor site located near Hinkley, California (“Hinkley natural gas compressor site”).

Reconciliation of Pacific Gas and Electric Company Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
Second Quarter and Year-to-Date, 2012 vs. 2011
(in millions)

	Three months ended June 30,		Six months ended June 30,
	Earnings		Earnings
	2012	2011	2012	2011
Pacific Gas and Electric Company Earnings from Operations (1)	$ 331	$ 399	$ 698	$ 628
Items Impacting Comparability: (2)
Natural gas matters (3)	(108)	(44)	(205)	(75)
Environmental-related costs (4)	-	-	(42)	-
Pacific Gas and Electric Company Earnings on a GAAP basis	$ 223	$ 355	$ 451	$ 553

Please refer to the previous page for accompanying footnotes.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Second Quarter and Year-to-Date, 2012 vs. 2011
($/Share, Diluted)

Second Quarter 2011 EPS from Operations (1)	$ 1.02

Increase in rate base earnings	0.05
Storm and outage expenses	0.01
Gas transmission revenues	0.01

Timing of rate case decisions in 2011	(0.13)
Planned incremental work	(0.09)
Increase in shares outstanding	(0.06)
Second Quarter 2012 EPS from Operations (1)	$ 0.81

2011 YTD EPS from Operations (1)	$ 1.60

Increase in rate base earnings	0.10
Storm and outage expenses	0.08
Litigation and regulatory matters	0.06
Gas transmission revenues	0.03
Miscellaneous	0.07

Planned incremental work	(0.15)
Increase in shares outstanding	(0.09)
2012 YTD EPS from Operations (1)	$ 1.70

(1)
Please see Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2012 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 3.10	$ 3.30
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(1.13)	(0.79)
Environmental-related costs (3)	(0.14)	(0.10)
Estimated EPS on a GAAP Basis	$ 1.83	$ 2.41

(1)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)	The range includes pipeline-related costs associated with the scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as other items described below.

	2012
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (550)	$ (450)
Penalties (b)	-	-
Contribution to City of San Bruno (c)	(70)	(70)
Third-party claims (d)	(225)	(80)
Insurance recoveries (e)	36	36
Natural gas matters	$ (809)	$ (564)
Natural gas matters, after tax	$ (479)	$ (334)

(a)
The pipeline-related cost range of $450 million to $550 million includes costs associated with regulatory and legal proceedings and other gas pipeline costs that may not be recoverable through rates.  Although the Utility has requested the CPUC to authorize the Utility to recover certain costs it incurs in 2012 and future years under its proposed pipeline safety enhancement plan, it is uncertain what portion of these costs will be recoverable and when such costs will be recovered.

(b)
Although the Utility believes the ultimate amount of penalties could be materially higher than the $200 million accrued as of December 31, 2011, losses for penalties are recognized only when deemed probable and reasonably estimable under applicable accounting standards.

(c)	The contribution to the City of San Bruno is to support the city and community’s recovery efforts related to the San Bruno accident.

(d)	Based on the combined total of $375 million accrued in 2010 and 2011, the cumulative range for third-party claims is $455 million to $600 million.

(e)
Although the Utility considers it likely that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.  The guidance provided does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.

(3)
The environmental-related costs range is an estimate that depends primarily on the outcome of a final groundwater remediation plan and other related activities associated with the Hinkley natural gas compressor site.

Actual financial results for 2012 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.